Exhibit 3.2

CARROLLTON BANCORP
ARTICLES OF AMENDMENT

Carrollton Bancorp, a Maryland corporation having its principal office at 2328 West Joppa Road, Suite 325, Lutherville, Maryland 21093 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                    The Articles of Incorporation of the Corporation, as amended and restated, are hereby amended by deleting Article FIFTH in its entirety and substituting the following in lieu thereof:

“FIFTH:                      The Corporation shall have at least one (1) director.  The number of directors shall be set, and may be increased or decreased from time to time, by the Board of Directors in accordance with the Bylaws.  At each annual meeting of stockholders, the stockholders shall elect directors to hold office until the next annual meeting and until their successors are duly elected and qualify.  Unless otherwise restricted by applicable law, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the holders of a majority of the aggregate number of votes entitled to be cast in the election of directors.”

SECOND:               The foregoing amendment was duly advised by the Board of Directors of the Corporation and was duly approved by the stockholders of the Corporation, in each case in the manner and by the vote required by the Maryland General Corporation Law and the Articles of Incorporation and Bylaws of the Corporation.

IN WITNESS WHEREOF, Carrollton Bancorp has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on this 29th day of August, 2013, and they acknowledge the same to be the act of the Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:	CARROLLTON BANCORP

/s/ William Weller	By:	/s/ Kevin B. Cashen	(SEAL)
William Weller		Kevin B. Cashen
Secretary		President and Chief Executive Officer